Exhibit 99.1

Contact:	FOR RELEASE:
Tyler H. Rose	July 12, 2017
Executive Vice President
and Chief Financial Officer (310) 481-8484
or
Michelle Ngo
Senior Vice President
and Treasurer
(310) 481-8581

KILROY REALTY CORPORATION TO REDEEM ALL OUTSTANDING SHARES OF 6.375% SERIES H CUMULATIVE REDEEMABLE PREFERRED STOCK

LOS ANGELES, CA - July 12, 2017 - Kilroy Realty Corporation (NYSE: KRC) today announced that it intends to redeem all 4,000,000 outstanding shares of its 6.375% Series H Cumulative Redeemable Preferred Stock (“Series H Preferred Stock”) (CUSIP No. 49427F801). All shares of Series H Preferred Stock will be redeemed in accordance with the applicable procedures of the Depository Trust Company.
The redemption date will be August 15, 2017. The shares of Series H Preferred Stock will be redeemed at a redemption price of $25.00 per share and will not include any accrued dividends because the redemption date is also the dividend payment date. The Company will pay the previously announced dividend of $0.3984375 per share on the Series H Preferred Stock on August 15, 2017. Dividends on the shares of Series H Preferred Stock will cease to accrue on the redemption date, such shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive payment of the redemption price and the previously announced dividend. Trading of the shares of Series H Preferred Stock on the New York Stock Exchange (NYSE: KRC-PH) will cease after the redemption date.
In conjunction with the redemption of all of the Series H Preferred Stock, the Company will incur a one-time, non-cash charge related to the write-off of the original issuance costs of approximately $3.7 million, or $0.04 per share, in the third quarter of 2017.
The notice of redemption was sent today to Depository Trust Company as the sole holder of record of the shares of Series H Preferred Stock. The Company’s transfer agent is Computershare, Inc., attention: Corporate Actions, at 250 Royall Street, Canton, Massachusetts 02021. Questions regarding the redemption of the shares of Series H Preferred Stock may be directed to Computershare, Inc. at (800) 546-5141.

About Kilroy Realty Corporation. Kilroy Realty Corporation (KRC), a publicly traded real estate investment trust and member of the S&P MidCap 400 Index, is one of the West Coast’s premier landlords. The company has over 70 years of experience developing, acquiring and managing office and mixed-use real estate assets. The company provides physical work environments that foster creativity and productivity and serves a broad roster of dynamic, innovation-driven tenants, including technology, entertainment, digital media and health care companies. At March 31, 2017, the company’s stabilized portfolio totaled approximately 14.4 million square feet of office space and 200 residential units located in the coastal regions of Los Angeles, Orange County, San Diego, the San Francisco Bay Area and Greater Seattle. In addition, KRC had two office projects totaling approximately 1.2 million square feet, 237 residential units and 96,000 square feet of retail space under construction.
Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current expectations, beliefs and assumptions, and are not guarantees of future performance. Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control. Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: global market and general economic conditions and their effect on our liquidity and financial conditions and those of our tenants; adverse economic or real estate conditions generally, and specifically, in the States of California and Washington; risks associated with our investment in real estate assets, which are illiquid, and with trends in the real estate industry; defaults on or non-renewal of leases by tenants; any significant downturn in tenants’ businesses; our ability to release property at or above current market rates; costs to comply with government regulations, including environmental remediation; the availability of cash for distribution and debt service and exposure to risk of default under debt obligations; increases in interest rates and our ability to manage interest rate exposure; the availability of financing on attractive terms or at all, which may adversely impact our future interest expense and our ability to pursue development, redevelopment and acquisition opportunities and refinance existing debt; a decline in real estate asset valuations, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing, and which may result in write offs or impairment charges; significant competition, which may decrease the occupancy and rental rates of properties; potential losses that may not be covered by insurance; the ability to successfully complete acquisitions and dispositions on announced terms; the ability to successfully operate acquired, developed and redeveloped properties; the ability to successfully complete development and redevelopment projects on schedule and within budgeted amounts; delays or refusals in obtaining all necessary zoning, land use and other required entitlements, governmental permits and authorizations for our development and redevelopment properties; increases in anticipated capital expenditures, tenant improvement and/or leasing costs; defaults on leases for land on which some of our properties are located; adverse changes to, or implementations of, applicable laws, regulations or legislation; risks associated with joint venture investments, including our lack of sole decision-making authority, our reliance on co-venturers’ financial condition and disputes between us and our co-venturers; environmental uncertainties and risks related to natural disasters; and our ability to maintain our status as a REIT. These factors are not exhaustive and additional factors could adversely affect our business and financial performance. For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors included under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2016 and our other filings with the Securities and Exchange Commission. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.